Exhibit 99.1

TICC Announces Results of Operations for the Quarter and the Year Ended December 31, 2012 and

Announces Quarterly Distribution of $0.29 per Share

GREENWICH, CT – 03/12/2013 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter and year ended December 31, 2012, and a distribution of $0.29 per share for the first quarter of 2013.

HIGHLIGHTS

•	For the year ended December 31, 2012, we recorded approximately $71.2 million of total investment income and $37.2 million of net investment income, compared to $45.2 million of total investment income and $30.0 million of net investment income for the year ended December 31, 2011.

•	For the quarter ended December 31, 2012, we recorded net investment income of approximately $9.4 million, or approximately $0.23 per share. Excluding the impact of a capital gains incentive fee accrual increase of approximately $949,000, our core net investment income(1) was approximately $10.3 million, or approximately $0.25 per share. In the fourth quarter, we also recorded net realized capital gains of approximately $13.3 million and net unrealized depreciation of approximately $8.6 million (which includes the reversal of net unrealized appreciation associated with the fourth quarter realization events). In total, we had a net increase in net assets resulting from operations of approximately $14.1 million or approximately $0.34 per share for the fourth quarter.

o	Total investment income for the fourth quarter of 2012 amounted to approximately $20.4 million which represents an increase of approximately $4.8 million over the third quarter of 2012.

o	As of the end of the fourth quarter of 2012 there was one loan on non-accrual status with a par amount of approximately $1.9 million and a fair value of approximately $0.5 million.

o	Our weighted average credit rating on a fair value basis was 2.1 at the end of the fourth quarter of 2012 (compared to 2.2 at the end of the third quarter of 2012).

•	Our operating expenses before the capital gains incentive fee for the quarter ended December 31, 2012 were approximately $10.0 million, up from the third quarter of 2012 by approximately $3.7 million due largely to increased interest expense and other debt financing expenses as well as higher investment advisory fees.

•	The capital gains incentive fee expense was approximately $949,000 for the quarter ended December 31, 2012, and for the year ended December 31, 2012 that expense was approximately $5.5 million. The capital gains incentive fee expense, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The expense related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to our investment adviser in the event of a complete liquidation of our portfolio as of period end.

The amount of the capital gains incentive fee which will actually be payable is determined in accordance with the terms of the Investment Advisory Agreement (the “Agreement”) and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation. Based on the terms of the Agreement, a capital gains incentive fee of approximately $1.6 million was payable as of December 31, 2012.

•	Our Board of Directors has declared a distribution of $0.29 per share for the first quarter of 2013.
o	Payable Date: March 29, 2013
o	Record Date: March 22, 2013

•	During the fourth quarter of 2012, we invested approximately $247.0 million in additional investments, in addition to the prior three quarters’ investment of approximately $247.6 million, for a total deployment of approximately $494.6 million for the year ended December 31, 2012.

•	At December 31, 2012, the weighted average yield of our debt investments was approximately 9.4%, compared with 10.3% at September 30, 2012.

•	At December 31, 2012, net asset value per share was $9.90 compared with the net asset value per share at September 30, 2012 of $9.85.

•	On February 25, 2013, we completed the sale of $60,000,000 of incremental senior debt in connection with the collateralized loan obligation transaction that originally closed on August 23, 2012. The issuance of additional notes was proportional across all existing classes of notes originally issued.

(1) Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee, for generally accepted accounting purposes, is based on the hypothetical liquidation of the entire portfolio (and as any capital gains incentive fee may be non-recurring), we believe that core net investment income is a useful indicator of operations exclusive of any capital gains incentive fee. However, it should be noted that for the year ended December 31, 2012, based upon the terms of the Investment Advisory Agreement, a capital gains incentive fee of approximately $1.6 million was incurred. We note that such amount is excluded from the core net investment income amount presented below.

The following table provides a reconciliation of net investment income to core net investment income for the three months and year ended December 31, 2012:

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$9,377,784	$0.227	$37,177,354	$0.979
Capital gains incentive fee	949,104	0.023	5,509,061	0.145

Core net investment income	$10,326,888	$0.250	$42,686,415	$1.124

We will host a conference call to discuss our fourth quarter and year end results today, Tuesday, March 12, 2013 at 10:00 AM ET. Please call 888-317-6016 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10026163.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2012, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	December 31, 2012	December 31, 2011

ASSETS

Non-affiliated/non-control investments (cost: $634,081,527 @ 12/31/12; $372,091,255 @ 12/31/11)	$651,099,873	$375,793,839
Control investments (cost: $17,256,179 @ 12/31/12; $17,434,371 @ 12/31/11)	16,450,000	15,675,000
Total investments at fair value	667,549,873	391,468,839
Cash and cash equivalents	51,392,949	4,494,793
Restricted cash	21,240,508	23,183,698
Deferred debt issuance costs	8,154,925	2,895,873
Interest and distributions receivable	5,986,122	1,837,882
Securities sold not settled	1,516,875	-
Other assets	181,788	238,485
Total assets	$756,023,040	$424,119,570
LIABILITIES
Accrued interest payable	$4,234,376	$1,076,113
Investment advisory fee payable to affiliate	4,930,908	2,895,799
Accrued capital gains incentive fee to affiliate	6,617,810	1,108,749
Securities purchased not settled	-	13,352,500
Accrued expenses	302,971	873,592
Notes payable - TICC CLO LLC, net of discount	99,882,627	99,710,826
Notes payable - TICC CLO 2012-1 LLC, net of discount	115,451,819	-
Convertible senior notes payable	115,000,000	-
Total liabilities	346,420,511	119,017,579

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 41,371,286 and
32,818,428 issued and outstanding, respectively	413,713	328,184
Capital in excess of par value	451,157,297	376,991,540
Net unrealized appreciation on investments	16,212,167	1,943,213
Accumulated net realized losses on investments	(53,906,504)	(70,308,108)
Distributions in excess of investment income	(4,274,144)	(3,852,838)
Total net assets	409,602,529	305,101,991
Total liabilities and net assets	$756,023,040	$424,119,570
Net asset value per common share	$9.90	$9.30

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$38,597,973	$29,604,441	$26,959,707
Distributions from securitization vehicles and equity investments	25,755,438	13,079,923	3,728,638
Commitment, amendment fee income and other income	5,247,571	920,945	968,317
Total investment income from non-affiliated/non-control investments	69,600,982	43,605,309	31,656,662
From control investments:
Interest income - debt investments	1,511,897	1,582,881	1,849,929
Distributions from equity investments	62,041	-	-
Total investment income from control investments	1,573,938	1,582,881	1,849,929
Total investment income	71,174,920	45,188,190	33,506,591
EXPENSES
Compensation expense	1,183,056	1,090,626	1,020,950
Investment advisory fees	11,222,713	7,317,273	5,043,973
Professional fees	1,873,892	1,190,999	1,033,650
Interest expense and other debt financing expenses	7,262,714	1,243,584	-
Insurance	68,826	68,450	75,419
Directors' fees	261,000	222,749	178,750
Transfer agent and custodian fees	128,692	116,592	105,389
General and administrative	1,027,607	587,314	401,366
Total expenses before incentive fees	23,028,500	11,837,587	7,859,497
Net investment income incentive fees	5,460,006	2,241,713	1,403,597
Capital gains incentive fees	5,509,061	1,108,749	-
Total incentive fees	10,969,067	3,350,462	1,403,597
Total expenses	33,997,567	15,188,049	9,263,094
Net investment income	37,177,354	30,000,141	24,243,497
Net change in unrealized (depreciation) appreciation on investments	14,268,954	(19,391,815)	81,836,604
Net realized gains on investments	16,876,880	3,600,539	(42,132,660)
Net increase in net assets resulting from operations	$68,323,188	$14,208,865	$63,947,441

Net increase in net assets resulting from net investment income per common share:
Basic	$0.98	$0.92	$0.89
Diluted	$0.96	$0.92	$0.89
Net increase in net assets resulting from operations per common share:
Basic	$1.80	$0.44	$2.35
Diluted	$1.73	$0.44	$2.35
Weighted average shares of common stock outstanding:
Basic	37,978,693	32,433,101	27,253,552
Diluted	40,575,776	32,433,101	27,253,552

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Per Share Data
Net asset value at beginning of period	$9.30	$9.85	$8.36	$7.68	$11.94
Net investment income(1)	0.98	0.92	0.89	0.51	0.91
Net realized and unrealized capital gains (losses)(2)	0.82	(0.47)	1.19	0.81	(2.94)
Total from net investment operations	1.80	0.45	2.08	1.32	(2.03)
Distributions from net investment income	(1.12)	(0.99)	(0.81)	(0.60)	(0.98)
Distributions based on weighted average share impact	(0.04)	—	—	—	—
Tax return of capital distributions	—	—	—	—	(0.08)
Total distributions(3)	(1.16)	(0.99)	(0.81)	(0.60)	(1.06)
Effect of shares issued, net of offering expenses	(0.04)	(0.01)	0.22	(0.04)	(1.17)
Net asset value at end of period	$9.90	$9.30	$9.85	$8.36	$7.68
Per share market value at beginning of period	$8.65	$11.21	$6.05	$3.80	$9.23
Per share market value at end of period	$10.12	$8.65	$11.21	$6.05	$3.80
Total return(4)	30.49%	(14.19)%	102.39%	81.15%	(50.23)%
Shares outstanding at end of period	41,371,286	32,818,428	31,886,367	26,813,216	26,483,546
Ratios/Supplemental Data
Net assets at end of period (000’s)	409,603	305,102	314,118	224,092	203,367
Average net assets (000’s)	363,584	318,305	243,723	206,183	251,320
Ratio of expenses to average net assets:
Expenses before incentive fees	6.33%	3.72%	3.22%	3.38%	5.82%
Net investment income incentive fees	1.50%	0.70%	0.58%	0.02%	0.19%
Capital gains incentive fees	1.52%	0.35%	—	—	—
Total ratio of expenses to average net assets	9.35%	4.77%	3.80%	3.40%	6.01%
Ratio of expenses, excluding interest expense, to average net assets	7.35%	4.38%	3.80%	3.40%	4.10%
Ratio of net investment income to average net assets	10.23%	9.42%	9.95%	6.54%	8.83%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustments to reconcile change in net asset value per share.
(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. For the year ending December 31, 2008, approximately $0.08 per share of the Company’s distributions were characterized as a tax return of capital to the Company’s stockholders.
(4)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan.

About TICC Capital Corp.

   TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.